Exhibit 1

February 21, 2001


Securities and Exchange Commission
Washington, D.C.

Ladies and Gentlemen:

We were previously principal accountants for The Network Connection, Inc. and under date of September 27, 2000, we reported on the consolidated balance sheets of The Network Connection, Inc. and subsidiary as of June 30, 2000 and 1999 an the related consolidated statements of operations, stockholders' equity (deficiency) and comprehensive income and cash flows for the year ended June 30, 2000, the Transition period ended June 30, 1999 and the year ended October 31, 1998. On February 1, 2001, we were advised by The Network Connection, Inc. that our appointment as principal accountants was terminated. We have read The Network Connection, Inc.'s statements contained under Item 4 of its Form 8-K dated February 12, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with The Network Connection, Inc.'s statements that the change and appointment of BDO Seidman, LLP, was approved by the Board of Directors of the Company, nor are we in a position to agree or disagree with The Network Connection, Inc.'s statement that they received on February 5, 2001 our confirmation of termination dated February 1, 2001, nor are we in a position to agree or disagree with The Network Connection, Inc.'s statement that BDO Seidman, LLP was not consulted prior to its engagement regarding the application of accounting principles to a specified transaction of the type of opinion that might be rendered on The Network Connection, Inc.'s financial statements.


                                          /s/ KPMG LLP